Exhibit 99.1

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2013 and 2012

(With Independent Auditors’ Report Thereon)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Table of Contents

Page(s)

Independent Auditors’ Report	1–2

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Comprehensive Income (Loss)	5

Consolidated Statements of Member’s Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8–27

Independent Auditors’ Report

The Board of Directors

Severstal Dearborn, LLC:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Severstal Dearborn, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Severstal Dearborn, LLC and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Detroit, Michigan

April 11, 2014

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars)

	2013	2012
Assets
Current assets:
Cash and cash equivalents	$262	162
Accounts receivable:
Trade and other (net of allowance for doubtful accounts of $1,700 and $2,516 at December 31, 2013 and 2012, respectively)	154,402	118,602
Affiliates	24,941	15,555
Inventories	393,475	487,642
Other current assets	34,781	33,362

Total current assets	607,861	655,323

Property, plant, and equipment:
Land	4,771	4,771
Buildings and improvements	323,018	290,035
Machinery and equipment	1,358,318	1,228,312
Construction in progress	29,599	182,077

Subtotal	1,715,706	1,705,195
Less accumulated depreciation	378,240	281,365

Net property, plant, and equipment	1,337,466	1,423,830
Investment in unconsolidated affiliates	99,946	118,301
Long term receivables from related party	94,000	86,908
Deferred charges and other	135,645	157,676

Total assets	$2,274,918	2,442,038

Liabilities and Member’s Equity
Current liabilities:
Accounts payable:
Trade	$207,763	181,932
Affiliates	29,793	30,186
Current portion of long-term debt	—	45,667
Short-term debt	64	8,168
Accrued vacation pay	8,410	8,474
Taxes other than income	4,455	4,879
Other accrued liabilities	33,095	26,107

Total current liabilities	283,580	305,413
Long-term debt	398,391	465,202
Other postretirement benefits	64,965	67,158
Deferred credits	27,295	28,544
Other liabilities	19,136	8,593

Total liabilities	793,367	874,910
Member’s equity	1,481,551	1,567,128

Total liabilities and member’s equity	$2,274,918	2,442,038

See accompanying notes to consolidated financial statements.

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2013, 2012 and 2011

(Amounts in thousands of U.S. dollars)

	2013	2012	2011
Sales:
Unaffiliated customers	$2,003,856	2,136,655	2,003,343
Affiliates	26,289	6,701	54,934

Total sales	2,030,145	2,143,356	2,058,277

Costs and expenses:
Costs (excluding items listed below)	1,880,693	1,964,597	1,945,380
Depreciation and amortization	101,745	89,918	60,377
Selling and administrative expenses	56,302	60,580	53,583
Impairment of long-lived assets	42,983	—	—

Total costs and expenses	2,081,723	2,115,095	2,059,340

Operating income (loss)	(51,578)	28,261	(1,063)
Interest income	9,315	12,513	10,352
Interest expense	(38,431)	(31,007)	(15,871)
Gain (loss) on disposal of assets	(712)	(2,209)	7
Other—net	796	789	984
Equity income (loss) from unconsolidated affiliates	(10,177)	(11,562)	7,266

Income (loss) before income taxes	(90,787)	(3,215)	1,675
Income tax benefit	125	267	550

Net income (loss)	$(90,662)	(2,948)	2,225

See accompanying notes to consolidated financial statements.

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2013, 2012 and 2011

(Amounts in thousands of U.S. dollars)

	2013	2012	2011
Net income (loss)	$(90,662)	(2,948)	2,225
Other comprehensive income (loss):
Postemployment benefits:
Amortization of prior service cost included in net periodic benefit costs	125	125	125
Actuarial gain (loss)	3,056	(6,751)	(3,106)
Cash flow hedges:
Gain (loss) on cash flow hedges	—	810	(854)
Reclassification to statement of operations	1,904	1,089	1,962

Other comprehensive income (loss)	5,085	(4,727)	(1,873)

Comprehensive income (loss)	$(85,577)	(7,675)	352

See accompanying notes to consolidated financial statements.

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Consolidated Statements of Member’s Equity

Years ended December 31, 2013, 2012 and 2011

(Amounts in thousands of U.S. dollars)

	Contributed capital	Accumulated earnings (deficit)	Accumulated other comprehensive loss	Total
Balance at December 31, 2010	$549,942	504,287	(2,260)	1,051,969
Net income	—	2,225	—	2,225
Other comprehensive loss	—	—	(1,873)	(1,873)
Capital contribution from member	233,699	—	—	233,699
Affiliate debt converted to equity	273,783	—	—	273,783

Balance at December 31, 2011	1,057,424	506,512	(4,133)	1,559,803
Net loss	—	(2,948)	—	(2,948)
Other comprehensive loss	—	—	(4,727)	(4,727)
Capital contribution from member	15,000	—	—	15,000

Balance at December 31, 2012	1,072,424	503,564	(8,860)	1,567,128
Net loss	—	(90,662)	—	(90,662)
Other comprehensive income	—	—	5,085	5,085

Balance at December 31, 2013	$1,072,424	412,902	(3,775)	1,481,551

See accompanying notes to consolidated financial statements.

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2013, 2012 and 2011

(Amounts in thousands of U.S. dollars)

	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$(90,662)	(2,948)	2,225
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	101,745	89,918	60,377
Amortization of capitalized debt costs	9,401	2,756	2,530
Loss (gain) on disposal/sale of assets	712	2,209	(7)
Equity (income) loss from unconsolidated affiliates	10,177	11,562	(7,266)
Dividends from investments in unconsolidated affiliates	6,297	8,832	24,796
Interest in kind from related party	(7,092)	(10,035)	(10,352)
Impairment of long-lived assets	42,983	—	—
Deferred credits	(1,249)	(1,250)	—
Changes in assets and liabilities:
Accounts receivable	(45,459)	62,188	(20,601)
Income tax receivable	—	—	19,322
Inventories	95,970	66,201	(156,789)
Other current assets and deferred charges	14,921	(38,686)	(31,744)
Accounts payable and accrued liabilities	34,716	(86,348)	92,705

Net cash provided by (used in) operating activities	172,460	104,399	(24,804)

Cash flows from investing activities:
Capital expenditures	(48,744)	(125,450)	(319,706)
Investments in unconsolidated affiliates	77	(98)	(322)
Proceeds from disposal of assets	325	501	78
Other—net	274	—	—

Net cash used in investing activities	(48,068)	(125,047)	(319,950)

Cash flows from financing activities:
Proceeds from debt financing	1,295,359	914,651	1,065,286
Payment of debt	(1,415,941)	(908,896)	(945,354)
Fees paid for debt	(3,710)	(138)	(8,803)
Capital contribution from member	—	15,000	233,699

Net cash provided by (used in) financing activities	(124,292)	20,617	344,828

Net increase (decrease) in cash and cash equivalents	100	(31)	74
Cash and cash equivalents—beginning of year	162	193	119

Cash and cash equivalents—end of year	$262	162	193

Supplemental information:
Cash paid for interest	$16,493	31,088	23,757
Cash received for income taxes	—	—	(19,322)
Interest capitalized	—	—	19,807
Noncash transactions:
Affiliate debt converted to equity	$—	—	273,783

See accompanying notes to consolidated financial statements.

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

(1)    Summary of Significant Accounting Policies and Practices

(a) The Company and Principles of Consolidation

Severstal Dearborn, LLC (SDL or the Company) reorganized as a single-member limited liability company wholly owned by Severstal US Holdings (SUSH) on December 31, 2010. On December 31, 2013, SDL’s shares were transferred to Severstal Columbus Holdings, LLC (Holdings), a wholly owned subsidiary of SUSH.

The consolidated financial statements include the accounts of SDL and its wholly owned subsidiaries, SNA Holdings, LLC (SHL), SNA Carbon, LLC (Carbon), and Charnwood I, LLC (CHL). All intercompany balances and transactions have been eliminated in consolidation. Investments in business entities in which the Company does not have control but has the ability to exercise significant influence over the entity’s operating and financial policies are accounted for under the equity method. Intercompany profit associated with inventory purchased from affiliates accounted for under the equity method has been eliminated.

(b) Segment Information

SDL operates in one segment, the manufacture, and sale of flat-rolled steel products. The Company’s business is conducted in North America, with the exception of certain raw material and semi-finished steel procurement, which from time to time accesses global markets.

(c) Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(d) Revenue Recognition

Revenue from product sales is recognized when product shipment has occurred, the customer has taken title and assumed the risks of ownership, the price is fixed or determinable, and collectibility is reasonably assured. Provisions for returns and other adjustments are recorded in the period in which the revenue is recognized.

(e) Financial Instruments

The carrying amount of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, and short-term debt, approximates their fair value at December 31, 2013 and 2012. The carrying amounts for short-term and long-term revolving and affiliate debt approximate fair value because the debt’s interest rates vary with the market and, therefore, are adjusted frequently. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(f) Significant Risk and Uncertainties

Industry

The steel industry is cyclical in nature and, within the United States, has been adversely affected in recent years by the volatility of steel imports, worldwide production overcapacity, increased domestic and international competition, high labor and energy costs, inefficient plants, and, at times, shortages of raw materials. As a result of these conditions, SDL pursues initiatives designed to improve the Company’s competitiveness, including cost and productivity improvements.

8	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

Environmental

The Company’s operations are subject to federal, state, and local laws, regulations, permits, and consent agreements relating to the protection of human health and the environment. Although the Company believes that its facilities are in material compliance with these provisions, from time to time the Company is subject to investigations by environmental agencies. In management’s opinion, such current investigations, in the aggregate, will not have a materially adverse effect on the Company’s consolidated financial position, results of operations, or cash flows (note 8(e)).

Current Economic Conditions

The Company’s operations and principal markets for its products in the domestic automotive industry and their suppliers, service centers, and steel converters have been, and could be, adversely affected by near-term unfavorable general economic conditions. While general economic conditions have improved since the recession of 2008-2010, the Company’s aforementioned initiatives continued throughout 2012-2013 and have at various times included selective reduction in melt and finishing operations, optimization of production schedules across related North American facilities, efforts to align the Company’s supply base more consistently with downscaled production requirements, and labor and overhead cost reduction actions.

(g) Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. The Company limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, by requiring letters of credit, guarantees, or collateral. The Company’s customers comprise manufacturers in the domestic automotive industry and their suppliers, service centers, and steel converters serving various market segments. Management believes that risk associated with the Company’s concentration of credit at December 31, 2013 is adequately addressed by existing controls. However, the ability of SDL’s debtors to honor their obligations to the Company is dependent upon economic developments in the automotive and other flat-rolled steel-consuming industries. General slowdowns in consumer spending caused by uncertainty about future market conditions have at times adversely impacted the profits and cash flows of the Company’s customers and may continue to do so. As such, it is reasonably possible that the financial condition of the Company’s customers may deteriorate in the near term. Inventory, accounts receivable, and revenue losses resulting from such deterioration may have a correspondingly adverse impact on the operations of the Company.

(h) Significant Customers

The Company’s significant customers in 2013 were Ford Motor Company (Ford), Fiat SPA (formerly, Chrysler LLC), and General Motors Corporation (GM). Revenues earned from sales to these customers comprised 25%, 14%, and 11%, respectively, of total revenues for the year ended December 31, 2013. At December 31, 2013, amounts due from those customers comprised 7%, 17% and 13% of accounts receivable, respectively.

Revenues earned from sales to these customers comprised 26%, 15%, and 13%, respectively, of total revenues for the year ended December 31, 2012. At December 31, 2012, amounts due from those customers comprised 11%, 18%, and 21% of accounts receivable, respectively.

9	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

Revenues earned from sales to these customers comprised 26%, 14%, and 11%, respectively, of total revenues for the year ended December 31, 2011.

(i) Trade Accounts Receivable

The Company reviews its allowance for doubtful accounts monthly. Balances over 90 days past due and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

(j) Concentration of Labor Risk

Approximately three-fourths of the Company’s workforce is represented by the United Auto Workers (UAW). The current UAW labor agreement was ratified and made effective in January 2004, amended in April 2012, and expires on March 31, 2017.

(k) Inventories

The Company values its inventories at the lower of cost or market. Cost is determined using the average actual cost method for raw materials, semi finished, and finished goods, and the first-in, first-out (FIFO) method for nonproduction inventories and sundry. Costs in inventory include raw materials, labor, applied manufacturing overhead, and galvanized coating processes.

(l) Property, Plant, and Equipment

Purchases of property, plant, and equipment are recorded at cost. Replacements and major improvements are capitalized, while planned or unplanned maintenance and repairs are expensed as incurred. Interest costs for debt incurred as a result of large long term construction projects are capitalized as a component of construction in progress.

Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of buildings is 35 years, land improvement is 20 years, steel-producing machinery and equipment ranges from 18 to 25 years, power equipment is 28 years, and office equipment is 12 years. Expenditures for improvements are capitalized and depreciated over the expected useful lives. Expenditures for normal maintenance and repairs are charged to expense as incurred. Mill roll expenditures are capitalized as incurred and depreciated over their expected useful lives of up to 3 years.

The Company has completed a modernization project to upgrade its steelmaking facilities. New facilities include a $504,103 pickle line tandem cold mill (PLTCM) placed into service in September 2011 and a $296,901 hot-dip galvanizing line (HDGL) placed into service in December 2011.

Environmental expenditures are capitalized if the costs mitigate or prevent future environmental contamination or if the costs improve existing assets’ environmental safety or efficiency. All other environmental expenditures are expensed as incurred.

10	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

(m) Investments in Unconsolidated Affiliates

Investments in three affiliated companies, Double Eagle Steel Coating Company (Double Eagle), Spartan Steel Coating, L.L.C. (Spartan), and Delaco Processing, L.L.C. (Delaco) provide downstream steel processing and coating services and are accounted for using the equity method. SDL also has an investment in Mountain State Carbon (MSC), a coke producing joint venture that provides raw materials to SDL and is accounted for using the equity method.

(n) Impairment

Long-lived assets, such as property and equipment, purchased intangibles subject to amortization and investments in unconsolidated subsidiaries are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to its estimated future cash flows or, where applicable, independent appraisal. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds its fair value. Assets subject to disposition would be separately presented in the balance sheet and reported at lower of carrying amount or fair value less costs to sell, and no longer depreciated. The assets and liabilities of an asset group classified as held-for-sale would be presented separately in the appropriate asset and liability section of the consolidated balance sheet.

For the year ended December 31, 2013, SDL recorded an asset impairment charge of $42,983 for certain construction in progress expenditures associated with the potential replacement of its “B” blast furnace which suffered major damage in 2008. The expenditures were facilitated by proceeds received in 2008 as part of an insurance settlement, the portion of which related to “B” blast furnace was accounted for as a non-operating gain.

(o) Income Taxes

The Company is considered a disregarded entity by SUSH for federal income tax purposes. As such, SDL is not directly subject to federal and most state income taxes and the Company’s operating results are included in the income tax filings of SUSH.

(p) Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant, and equipment and investment in affiliates; valuation allowances for receivables and inventories; income tax uncertainties; and obligations related to employee benefits. Actual results could differ from those estimates.

(q) Derivative Instruments

The Company accounts for derivatives and hedging activities in accordance with Accounting Standards Codification (ASC) Topic 815, Derivatives and Hedging, which requires entities to recognize all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivatives

11	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or recognized in accumulated other comprehensive income (loss) until the hedged item is recognized in earnings.

The Company only enters into derivative contracts that it intends to designate as a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting cash flows of hedged items. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is de-designated as a hedging instrument because it is unlikely that a forecasted transaction will occur, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

In all situations in which hedge accounting is discontinued and the derivative is retained, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

(r) Comprehensive Income (Loss)

The Company displays comprehensive income (loss) in the consolidated statements of comprehensive income (loss). Items considered to be other comprehensive income (loss) include adjustments made for postemployment costs (under ASC Topic 715, Compensation—Retirement Benefits) and hedging activities (under ASC Topic 815).

Accumulated other comprehensive loss consists of the following:

	December 31
	2013	2012	2011
Realized and unrealized losses on hedges	$—	(1,904)	(3,803)
Postemployment benefits	(3,775)	(6,956)	(330)

Total accumulated other comprehensive loss	$(3,775)	(8,860)	(4,133)

12	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

(s) Deferred Credits

Tax Incentives

As of December 15, 2008, SDL’s application for a $10,000 Michigan Public Act (PA) 381 Brownfield MBT credit (MBT Credit) was approved and authorized by the Michigan Economic Development Corporation as an incentive related to the Company’s PLTCM Modernization. For purposes of final approval of the MBT Credit, the PLTCM project and related capital spending were completed in September 2011. Other conditions precedent to issuance of the PLTCM project completion certificate included: (1) actual employee count of at least 1,500 and (2) active progress toward resolution of certain Michigan OSHA findings. These conditions were met in September 2011. In order to accelerate its realization, the Company sought to assign the MBT Credit to other parties under PA 381’s credit assignment provisions. Buyers of the rights to the MBT Credit were identified and sale/assignment was executed in October 2011 at discounts ranging from 9%—10%. The MBT Credit assignments contain provisions which indemnify the buyer in the event of credit recapture. The Company received $8,961, net of brokers fees, associated with the sale of the MBT Credit in December 2011.

The Company also negotiated a $30,000 Jumbo Brownfield Credit, payable in $3,000 installments over 10 years, as an incentive related to the Company’s HDGL project. Certification of the Jumbo Credit was received in December 2011. The Company sold the 2011 credit at the same discount range of 9%—10%, and received $2,660, net of brokerage fees in January 2012.

Beginning in 2012, Brownfield Credits can be claimed as 90% refundable, and can also be claimed during the tax year. Previously, if a taxpayer elected to claim the credit as a refundable credit, the rate was 85% and could only be claimed on a filed tax return. The Company elected to claim the 2013 and 2012 credits as refundable credits, and received $2,700 in May 2013 and $2,700 in May 2012.

The Company recognized the MBT Credit and Jumbo Credit as tax receivables and deferred items within the Company’s consolidated balance sheets as shown below:

	December 31
	2013	2012
Other current asset:
Gross current receivable	$2,700	2,700
Discount on receivable (4.6% rate)	(729)	(816)

Net current receivable	1,971	1,884

Deferred charges and other:
Gross noncurrent receivable	16,200	18,900
Discount on receivable (4.6% rate)	(2,319)	(3,048)

Net noncurrent receivable	13,881	15,852

Total tax incentive receivable	$15,852	17,736

Deferred income:
Other accrued liabilities	$1,250	1,250
Deferred credits	27,295	28,544

Total deferred income	$28,545	29,794

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SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

The deferred credits are being amortized to costs and expenses on a straight-line basis over the estimated useful life of the associated assets. Amortization for the years ended December 31, 2013, 2012 and 2011 was $1,250, $1,250 and $194, respectively. The accretion of the tax incentive receivable is recognized in interest income in the Company’s consolidated statement of operations over the 10 year payback period using the effective interest method, starting in 2012. Interest income recognized for the years ended December 31, 2013 and 2012 was $816 and $899, respectively.

(t) New Accounting Standards

There were no accounting pronouncements adopted or issued during 2013 that had, or are expected to have, a material impact on the Company’s results of operations or financial condition.

(2)    Inventories

The major classes of inventories are as follows:

	December 31
	2013	2012
Production:
Raw materials	$174,429	242,017
Semi finished and finished steel products:
On site	86,579	100,844
On consignment	113,232	131,891

Total production inventories at average actual cost	374,240	474,752
Nonproduction and sundry	19,235	12,890

Total inventories	$393,475	487,642

(3)    Investments in Unconsolidated Affiliates

At December 31, 2013 and 2012, the Company’s investments in unconsolidated affiliates consisted of a 50% interest in Double Eagle, a 48% interest in Spartan, a 49% interest in Delaco, and a 50% interest in MSC. The Company’s investments in unconsolidated affiliates are accounted for under the equity method.

Double Eagle is an electro galvanizing facility that is operated as a cost center. Accordingly, Double Eagle records neither sales revenue nor income. The Company is committed to pay 50% of the fixed costs incurred and a pro rata share of variable costs based on coatings applied to the Company’s products. These costs are reflected in inventory. At December 31, 2013 and 2012, the Company’s share of the underlying net assets of Double Eagle exceeded its investments by $3,180 and $5,779, respectively. This difference resulted from SDL applying purchase accounting to its investment in Double Eagle during 2004 and is being amortized over the estimated useful lives of the investee’s property, plant, and equipment. In May 2013, the members agreed to dissolve Double Eagle by March 31, 2015. Double Eagle has adjusted its estimate of the useful lives for all property, plant and equipment accordingly.

Spartan is a hot-dip galvanizing facility. Coating costs associated with Spartan’s processing of the Company’s products are reflected in inventory. At December 31, 2013 and 2012, the Company’s share of the

14	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

underlying net assets of Spartan exceeded its investment by $10,718 and $11,135, respectively. This difference resulted from SDL applying purchase accounting to its investment in Spartan during 2004 and is being amortized over the estimated useful lives of the investee’s property, plant, and equipment.

Delaco is a flat-rolled steel slitting operation. Slitting costs associated with Delaco’s processing of the Company’s products are reflected in cost and expenses. At December 31, 2013 and 2012, the Company’s share of the underlying net assets of Delaco approximated its investment.

On September 29, 2005, Carbon and Wheeling Pittsburg Steel Corporation (successor in interest RG Wheeling LLC (RG Wheeling)) entered into an Amended and Restated Limited Liability Company Agreement (LLC Agreement) to form MSC to produce and sell metallurgical coke to its members under the terms of coke supply agreements between MSC and its members. Under the terms of the LLC Agreement, Carbon contributed $60,000 during the period from September 29, 2005 to December 31, 2005 in exchange for a 33.33% nonvoting capital interest and a 50% voting interest. Carbon contributed an additional $60,000 in the first half of 2006 in return for an additional nonvoting capital interest of 16.67% effective March 15, 2006. The Company has determined that it does not have the power to direct the activities that most significantly affect MSC’s economic performance; therefore the Company’s interest in MSC is accounted for under the equity method.

In May 2012, MSC terminated a coke supply agreement with RG Wheeling as a result of RG Wheeling’s failure to cure certain defaults under the agreement. On May 31, 2012, RG Wheeling, in conjunction with its parent, petitioned for protection in Delaware under federal bankruptcy law and subsequent to such filing ceased all operations. Presently, while the Company continues to purchase its historically consistent 50% level of MSC’s coke capacity, the Delaware bankruptcy court continues to deliberate the disposition of RG Wheeling’s membership interest in the MSC venture. The Company’s U.S. parent, SUSH, has provided liquidity support to MSC in response to RG Wheeling’s failure to perform under the coke supply agreement.

In August 2012, MSC participated in the settlement of a supplier lawsuit involving multiyear raw material supply damages. In connection with this settlement and receipt of cash proceeds in August 2012, the Company recorded a gain of $10,000, its proportionate share of the gain. MSC used proceeds from the settlement to repay a short term loan from SDL and satisfy working capital requirements.

The tables below set forth summarized financial information for SDL’s unconsolidated affiliates:

	December 31
	2013	2012
Current assets	$62,652	74,591
Noncurrent assets	229,595	250,856
Current liabilities	28,608	29,769
Noncurrent liabilities	34,887	24,803

	Year ended December 31
	2013	2012	2011
Net sales	$200,664	290,832	464,876
Gross profit	11,217	26,657	48,420
Net income (loss)	(20,410)	(10,688)	17,793

15	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

(4)    Debt

Debt consisted of the following at December 31, 2013 and 2012:

	December 31		Rate of interest at December 31, 2013	Maturity date
	2013	2012
Short-term debt:
Insurance premium financing	$64	8,168	3.89%	March 2014
Current portion of long-term debt	—	45,667	7.62%

Total short-term debt	64	53,835

Long-term debt:
Revolving credit facility	180,406	302,863	4.00%	November 2018
Term loan:
Tranche A	—	80,000	—
Tranche B	—	20,167	—
ECA—KfW	—	2,041	—
ECA—Commerzbank	—	36,523	—
Obligations in respect of deferred purchase price (note 8)	—	22,275	9.00%	December 2013
Unsecured loan—due to SUSH, an affiliate	217,985	47,000	8.00%	May 2017

Total long-term debt	398,391	510,869
Less amount due in one year	—	45,667

Long-term debt due after one year	398,391	465,202

Total debt	$398,455	519,037

Debt matures as follows:

	2014	2015	2016	2017	2018	Thereafter	Total
Short-term debt:
Insurance premium financing	$64	—	—	—	—	—	64
Long-term debt:
Revolving credit facility	—	—	—	—	180,406	—	180,406
Unsecured loans—due to SUSH, an affiliate	—	—	—	217,985	—	—	217,985

Total maturities	$64	—	—	217,985	180,406	—	398,455

(a) Revolving Credit Facilities

In November 2013, SDL executed a $335,000 credit agreement (Asset Based Revolver or ABR) with certain financial institutions with Bank of America as agent. The Asset Based Revolver replaced the credit agreement from Citicorp more fully described below. The ABR will expire in November 2018 and, under certain conditions, is subject to combination within a single agreement with a related party’s similar ABR agreement. The ABR is secured primarily by the Company’s accounts receivable and inventories. Borrowing under the ABR is limited to

16	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

specified percentages of accounts receivable and inventories. The ABR has one financial covenant: a minimum fixed charge coverage ratio (FCCR) that is tested only when borrowing availability falls below a certain threshold. As of December 31, 2013, SDL was not required to test the FCCR as availability was above the threshold.

At December 31, 2013, eligible accounts receivables and inventories at SDL supported borrowing capacity under the ABR of $321,437, of which up to an additional $139,640 could be borrowed after subtracting the amount of borrowings outstanding and the amount of letters of credit outstanding. Outstanding letters of credit at December 31, 2013 SDL was $1,391. The ABR bears a unused-line fee of 0.325% per year. Interest on loans under the ABR is calculated by one of two methods: (i) the prime rate plus a per annum margin ranging from 0.5% to 1.0%, depending on average quarterly excess availability for the preceding quarter and (ii) LIBOR plus a per annum margin ranging from 1.5% to 2.0%, depending on average quarterly excess availability for the preceding quarter. In 2013, SDL paid and capitalized closing fees of $3,710. The capitalized closing fees are being amortized over 60 months, the duration of the ABR. The unamortized capitalized closing fees of $3,647 are included in deferred charges in the consolidated balance sheet at December 31, 2013.

In January 2007, SDL executed a $350,000 Amended and Restated Credit Agreement with Citicorp (the Amended and Restated Credit Agreement). The Amended and Restated Credit Agreement was originally scheduled to expire in January 2012. In September 2011, SDL exercised its option to increase the commitments under the Amended and Restated Credit Agreement by $45,000. In November 2011, SDL executed the Second Amended and Restated Credit Agreement for $375,000. In November 2011, SDL exercised the accordion feature of the Second Amended and Restated Credit Agreement and increased the Revolving Credit Commitments by $25,000 for a total facility amount of $400,000. SDL was the borrower under the Second Amended and Restated Credit Agreement, which was secured by a first lien in SDL’s accounts receivable, inventories, and investments in unconsolidated affiliates, as well as a pledge by SUSH of its membership interests in SDL and a second lien in SDL’s fixed assets. Borrowings under the Second Amended and Restated Credit Agreement were limited to specified percentages of accounts receivable and inventories. The Second Amended and Restated Credit Agreement had two financial covenants: (i) a minimum liquidity requirement and (ii) a limit on capital expenditures. In November 2013, SDL terminated the Second Amended and Restated Credit Agreement and repaid all amounts outstanding.

In 2011, SDL paid closing fees of $8,803 and was amortizing this amount over 60 months, the duration of the Second Amended and Restated Credit Agreement prior to the termination. Upon termination of the Second Amended and Restated Credit Agreement, the unamortized fees of $5,544 that would have been amortized in 2014 through 2016 were recognized in interest expense in the consolidated statement of operations in 2013.

In June 2012, SDL and Citicorp executed an amendment to the Second Amended and Restated Credit Agreement which formalized intercompany arrangements for administrative overhead expenses between SDL and Severstal Columbus LLC (SCL), a related party.

In August 2012, SDL, SUSH and Citicorp executed an amendment to the Second Amended and Restated Credit Agreement which exempts SUSH from certain covenants and provisions of the credit agreement.

(b) Term Loans

In February 2007, SDL executed a $250,000 term loan facility agreement (the Facility Agreement) with KfW IPEX-Bank, as Administrative Agent. The Facility Agreement had three tranches: Tranche A, Tranche B, and the Export Credit Agency (ECA) Tranche. Loans under the ECA Tranche were subject to individual loan

17	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

agreements (ILAs). The Facility Agreement was secured by a first lien in SDL’s fixed assets and a second lien in substantially all the rest of SDL’s assets. The Facility Agreement had four financial covenants: (i) minimum tangible net worth, (ii) maximum net financial debt to tangible net worth ratio, (iii) maximum net financial debt to EBITDA ratio, and (iv) minimum debt service coverage ratio.

In September 2007, SDL, KfW, and Commerzbank Aktiengesellschaft, Tokyo Branch (Commerzbank), executed Amendment No. 1 to Facility Agreement, which increased the ECA Tranche from $70,000 to $95,000 in order to permit SDL to finance certain equipment under the ECA Tranche with a guarantee from the export credit agency in Japan. Commerzbank was the agent for the ECA lender participating in the individual loan agreement subject to this guarantee.

Between December 2007 and July 2009, the Facility Agreement was amended five times. Among other items, Amendments No. 2 through 6 amended certain financial covenants and other nonmaterial terms. In December 2009, SDL, KfW, and Commerzbank executed Amendment No. 7 to Facility Agreement (Amendment No. 7) to, among other things, (i) permit the Company to delay the completion of construction of its new PLTCM, (ii) amend financial covenants, and (iii) increase the interest rate. In connection with Amendment No. 7, SDL repaid $70,617 of the term loans with the proceeds of an insurance claim. In February 2013, SDL terminated the Facility Agreement and repaid all amounts outstanding. This repayment was financed with a draw on the $500 Million Multidraw Term Loan from SUSH discussed below. The total amount of the repayment, including principal, accrued interest, LIBOR breakage fees, hedge termination costs and related professional fees was $147,985.

SDL paid a closing fee of $8,441 in connection with the Facility Agreement in 2007. This amount was being amortized over 84 to 114 months, the duration of the Facility Agreement and the associated ILAs. In 2008, the Company paid $207 in fees and was amortizing this amount over the remaining life of the agreement. The unamortized balance at termination and repayment was $2,360 and was fully recognized in interest expense in the consolidated statement of operations in February 2013.

(c) Subordinated Debt

In 2004 and 2005, SDL refinanced $135,500 of subordinated debt with Severstal Financial Services Sp. z.o.o. (SFSS) of the Republic of Poland, a related party. In October 2006, SDL and SFSS amended the terms of the subordinated debt to extend its maturity date from April 2008 to April 2016. SDL’s note with SFSS bore interest at an annual rate equal to LIBOR plus a margin of 3.2%. In March 2011, SFSS was liquidated and the notes related to the SFSS subordinated debt (the Notes) were contributed to SUSH. On the same date, SUSH contributed the Notes to SDL and SDL recorded a contribution of capital of $136,463 for the principal and interest outstanding on that date.

In September 2009, SDL issued a promissory note to OAO Severstal, a related company, for $30,000 (the $30 Million Subordinated Loan). The $30 Million Subordinated Loan had an expiration date of March 2019 and, until December 2009, bore interest at an annual rate of 15% per annum. An amended and restated promissory note dated December 2009 reduced the interest rate to 8.6%. A second amended and restated promissory note dated May 2011 reduced the interest rate to 8.0%. In October 2011, the $30 Million Subordinated Loan agreement was amended to eliminate the associated note. Interest was payable quarterly and was paid in-kind. In November 2011, the $30 Million Subordinated Loan was assigned to and assumed by SUSH. SDL recorded a contribution of capital of $34,460 for the principal and interest outstanding on that date.

18	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

In October 2010, SDL and OAO Severstal, a related company, executed a $120,000 subordinated loan agreement (the $120 Million Subordinated Loan). Loans under the $120 Million Subordinated Loan agreement had an expiration date of January 2013 and, until May 2011, bore interest at an annual rate of 8.6%. In May 2011, an amendment to the $120 Million Subordinated Loan agreement reduced the interest rate to 8.0%. In October 2011, the $120 Million Subordinated Loan agreement was amended to eliminate the associated note. The $120 Million Subordinated Loan has been fully drawn. Interest was payable quarterly and was paid in-kind. In November 2011, the $120 Million Subordinated Loan was assigned to and assumed by SUSH. The Company recorded a contribution of capital of $102,860 for the principal and interest outstanding on that date.

In August 2012, SDL and SUSH executed a $500 Million Multi Draw Subordinated Term Loan. Loans under the $500 Million Multi Draw Subordinated Loan agreement have a maturity date of May 2017. The loans bear interest at 8% per annum and is due on maturity of the loan. SDL has drawn $217,985 under this agreement as of December 31, 2013.

(d) Insurance Premium Financing

In 2013, SDL financed annual insurance premiums of $200 with Premium Funding Associates, Inc. The financings carry an interest rate of 3.89% per annum payable in equal monthly installments through March 2014.

(5)    Postretirement and Postemployment Benefit Plans

The Company has adopted postretirement benefit plans (the Plans) covering certain employees. The Plans are operated on a pay-as-you-go basis. There are no assets that have been segregated and restricted to provide for retiree medical benefits under the Plans. The following table presents the benefit obligation for the Plans:

	2013	2012	2011
Benefit obligation at beginning of year	$68,819	59,511	53,411
Service cost	1,761	1,591	1,325
Interest cost	2,374	2,494	2,503
Benefit payments	(2,469)	(1,528)	(834)
Actuarial (gain) loss	(3,020)	6,751	3,106

Total benefit obligation at end of year	$67,465	68,819	59,511

The obligation is presented in the following categories of the Company’s consolidated balance sheets at December 31, 2013 and 2012:

	2013	2012
Other accrued liabilities	$2,825	1,983
Other post retirement benefits	64,640	66,836

Total benefit obligation at end of year	$67,465	68,819

The following table presents the funded status of the Plans and the Company’s accrued postretirement benefit cost recognized in other accrued liabilities and other postretirement benefits on the Company’s consolidated balance sheets at December 31, 2013 and 2012:

	2013	2012
Funded status	$(67,465)	(68,819)

19	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

Amounts recognized in accumulated other comprehensive loss at December 31, 2013 and 2012 consists of:

	2013	2012
Unrecognized net actuarial loss	$(3,549)	(6,605)
Unrecognized prior service cost	(226)	(351)

Accumulated other comprehensive loss	$(3,775)	(6,956)

The estimated amount that will be amortized from accumulated other comprehensive earnings over the next fiscal year for prior service cost is $125.

Per the UAW labor agreement, claim costs for represented hourly employees were increased by trend rates until 2009. Claim costs have been frozen at 2009 levels. Retirees will be responsible for any increase in premium costs above the 2009 annual cap. Commencing on January 1, 2009, $0.10 per hour worked shall be deferred from the Profit Sharing Plan for Hourly Employees and contributed to a qualified Voluntary Employees’ Beneficiary Association (VEBA) to defray postemployment healthcare costs for retirees, for example, costs over the annual cap borne by retirees and Medicare Part B reimbursement. No further provision was necessary in 2013, 2012 and 2011.

There have been no substantive plan changes for salaried employees in 2013, 2012 and 2011.

Net periodic postretirement benefit cost consists of the service and interest components noted above, as well as amortization of prior service costs and actuarial gain (loss). Benefit payments of $2,469 were made during 2013. The following table presents expected benefit payments under the Plans for the next five years and the aggregate payments for the following five years:

Year:
2014	$2,825
2015	3,426
2016	3,850
2017	4,276
2018	4,525
2019-2023	25,433

The weighted average assumptions for the Plans’ current year-end obligations and subsequent year costs are as follows:

	2013	2012	2011
Weighted average assumptions:
Discount rate	4.50%	3.50%	4.25%

Under the terms of the labor contract with hourly employees and a postretirement benefit plan for salaried employees, the Company’s obligation under the Plans is limited to the healthcare trend rate through calendar year 2009. Any further increase in healthcare costs as a result of future healthcare trend rate increases is to be borne by the plan beneficiaries.

20	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

The Company maintains defined contribution plans for certain hourly and salaried employees. Total expense for these plans amounted to $5,245, $5,585 and $5,291 for the years ended December 31, 2013, 2012 and 2011, respectively.

(6)    Income Taxes

SDL’s income tax benefit consists of the following components:

	Year ended December 31
	2013	2012	2011
Current	$(125)	(267)	(550)
Deferred	—	—	—

Income tax benefit	$(125)	(267)	(550)

The $(125), $(267) and $(550) of current tax benefit recognized in 2013, 2012 and 2011, respectively, represents the reversal of liabilities for amounts reserved as uncertain tax positions under ASC 740 Income Taxes (formerly FIN 48) for tax years prior to SDL’s conversion to a limited liability company on December 31, 2010. SDL is still subject to U.S. federal or state examinations for open tax years prior to the conversion to a disregarded single-member limited liability company, currently extending back until 2007.

(7)    Derivative Instruments and Hedging

The Company was required to hedge its exposure to interest rate volatility by the terms and conditions of its debt agreement with KfW when it had borrowings in excess of $75,000. Borrowings on the term debt exceeded this amount in December 2007, and the Company entered into interest rate swap contracts on January 3, 2008. These derivative contracts were cash flow hedges that qualified for hedge accounting treatment. The swaps changed the variable rate cash flow exposure on a portion of the debt obligations to fixed cash flows. The ineffective portion of these hedging instruments, if any, was included in the results of operations. Interest expense for the years ended December 31, 2013, 2012 and 2011 includes $2,886, $(612) and $(921), respectively, of net gains (losses) representing cash flow hedge ineffectiveness arising from differences between the terms of the interest rate swap and the hedged debt obligation. The fair market value of the derivative instruments as of December 31, 2013 and 2012 was $0 and $(5,428), respectively, and is included in other liabilities on the Company’s consolidated balance sheets. Fluctuations in interest rates were expected to offset the effect on cash flows of settling these amounts. As of December 31, 2013 and 2012, the total notional amount of the Company’s outstanding interest-rate swap agreements that were entered into to hedge outstanding or forecasted debt obligations was $0 and $71,167, respectively.

21	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

The following table summarizes the impact of interest rate cash flow hedges on accumulated other comprehensive loss:

Interest rate hedge:
Accumulated other comprehensive loss, January 1, 2011	$4,911
Net change on cash flow hedge	854
Reclassification to interest expense	(1,962)

Accumulated other comprehensive loss, December 31, 2011	3,803
Net change on cash flow hedge	(810)
Reclassification to interest expense	(1,089)

Accumulated other comprehensive loss, December 31, 2012	1,904
Net change on cash flow hedge	—
Reclassification to interest expense	(1,904)

Accumulated other comprehensive loss, December 31, 2013	$—

(8)    Commitments and Contingencies

(a) Commitments to Ford

The Company purchases various services from Ford, including environmental, maintenance, and other miscellaneous services. In addition, the Company leases certain office space from Ford under a long-term operating lease. Future payments under this lease are included in note 8(d) below.

The Company jointly owns with Ford certain power and utility distribution assets, which are operated under a renewable 10-year agreement that was modified by two letter agreements in 2005 and 2006. The agreement was set to expire on December 31, 1999, but has been extended thereafter on a rolling 30-day basis unless terminated by either party upon 30 days’ notice. Power and utility distribution assets are owned 60% by the Company and 40% by Ford. The modified agreement outlines the separation of operating costs between the Company and Ford for most utilities. The operating costs shared by the Company and Ford are allocated based on consumption formulas or fixed percentage allocation.

(b) Contractual Purchase Commitments

The Company is obligated to make payments under contractual purchase commitments, including unconditional purchase obligations. Payments for contracts with remaining terms are summarized below:

2014	2015	2016	2017	2018	Thereafter	Total
$324,592	324,450	324,009	324,009	317,469	1,085,608	2,700,137

Unconditional purchase obligations relate to the supply of raw materials, transportation services, and industrial gases with terms ranging from three to 22 years. Total payments relating to unconditional purchase obligations in 2013, 2012 and 2011 were approximately $471,943, $504,712 and $505,943, respectively.

In an amended and restated agreement (the Pellet Agreement) and additional amendment and extension of the Pellet Agreement (the Term Sheet) with Cliffs Sales Company (Cliffs), the Company has agreed to purchase

22	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

from Cliffs all of the iron ore pellets that it requires. The Term Sheet also requires the Company to pay to Cliffs, over the period 2009 through 2013, supplemental payments totaling $179,817, which will be applied to 2009 through 2022 pellet costs. The Company had deferred $22,275 of the supplemental payments due in 2009 until 2013 under a June 2009 agreement, which provide for the payment of interest on the deferral until paid in full. Deferred supplemental payments were reflected as short term debt and long term debt in the Company’s consolidated balance sheet as of December 31, 2012. The Company paid $179,817 and $157,542 of the supplemental payments as of December 31, 2013 and 2012, respectively. Unamortized supplemental payments as of December 31, 2013 and 2012 are reflected in the following captions on the Company’s consolidated balance sheets:

	December 31
	2013	2012
Other current assets	$12,844	12,844
Deferred charges and other	102,753	115,597

Total unamortized supplemental payments	$115,597	128,441

In 2005, the Company entered into coke supply agreements through its affiliate, Carbon, with WPSC and MSC, providing for the delivery of 50% of MSC’s production of metallurgical coke at an agreed-upon transfer price, which is based upon MSC’s cost of production.

In February 2007, the Company entered into an agreement with Norfolk Southern Railway Company (Norfolk) for the transportation of coke from one of Company’s suppliers (Haverhill agreement). The Haverhill agreement provides for minimum annual transportation charges of approximately $6,688 starting in July 2008. Since the underlying Haverhill agreement was terminated in 2009, there have been no purchases under the transportation agreement. In December 2010, the Company entered into another agreement with Norfolk for the transportation of coke from another supplier, in which the Company is required to transport a minimum of 95% of coke from the supplier by Norfolk (MSC agreement). The Company must pay a deficit charge for each ton under the annual minimum. Tonnage shipped under MSC agreement satisfies the annual minimums for the Haverhill agreement ton for ton retroactive to January 1, 2010. Actual purchases under this agreement for the year ended December 31, 2013 satisfied the 2013 requirements of the Haverhill agreement.

In September 2010, the Company entered into an agreement with Air Technologies for the supply of compressed air. The agreement became effective March 1, 2011. The agreement has a term of six months with an automatic renewal for successive six-month terms. There is an amortizing decommissioning charge ranging from $100 to $750 upon cancellation of the agreement, depending on time elapsed since the effective date.

In November 2011, the Company entered into a three-year agreement with CSX Transportation, Inc. for the transportation of coke to the Company’s facility in Dearborn. The agreement provides for minimum transportation of 300,000 net tons of coke annually, or approximately 25,000 net tons per month. For the years ended December 31, 2013, 2012 and two months ended December 31, 2011, the Company transported 351,546, 340,493 and 51,347 net tons, respectively.

(c) Capital Commitments

At December 31, 2013, SDL’s commitments to acquire property, plant and equipment totaled approximately $51,247.

23	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

(d) Lease Commitments

The Company has several noncancelable operating leases, primarily for equipment, that expire over the next eight years. These leases generally contain renewal options for periods ranging from one to five years, and require the Company to pay all executory costs, such as maintenance and insurance. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2013 are as follows:

Year ending December 31:
2014	$8,239
2015	7,418
2016	6,789
2017	6,681
2018	4,870
2019 and thereafter	18,540

Total	$52,537

Operating rent expense for the years ended December 31, 2013, 2012 and 2011 was $6,766, $6,263 and $5,661, respectively.

(e) Environmental Matters

SDL was indemnified by Ford through December 15, 2009 for environmental obligations relating to conditions arising prior to the acquisition of Rouge Steel from Ford in 1989. SDL did not acquire any of the environmental obligations of Rouge Steel.

For the years ended December 31, 2013, 2012 and 2011, the Company accrued $(1,922), $1,951 and $210, respectively, for anticipated fines associated with letters of violation from the Michigan Department of Environmental Quality. The costs are reflected in costs and expenses in the Company’s consolidated statements of operations. These estimates are subject to possible change in future periods.

(f) Legal Matters

The Company is party to legal actions and claims arising in the ordinary course of business. SDL believes, based upon information currently available, that such litigation and claims, both individually and in the aggregate, will be resolved without a material effect on its results of operations and its financial statements as a whole in the period of resolution. However, litigation involves an element of uncertainty, and future developments could cause these actions or claims to have a material adverse effect on the SDL results of operations and its financial statements as a whole in the period of resolution.

(9)    Related-Party Transactions

The Company purchased machine repair services from Victory Industries, Inc., a related party until October 2012. For the years ended December 31, 2012 and 2011, purchases of such services amounted to $417 and $740, respectively. There were no amounts payable related to such purchases as of December 31, 2012.

24	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

In 2010, Infocom, a related party, began providing information technology services to the Company. For the years ended December 31, 2013, 2012 and 2011, purchases of such services amounted to $70, $120 and $395, respectively. Amounts payable related to such purchases as of December 31, 2013 and 2012 were $0 and $40, respectively.

The Company purchases blast furnace coke from MSC, an unconsolidated subsidiary. In 2013, the Company also sold limited quantities of metallurgic coal, a raw material for coke production, to MSC. For the years ended December 31, 2013, 2012 and 2011, purchases of blast furnace coke from MSC amounted to $141,458, $159,408 and $197,692, respectively. Amounts payable related to such purchases as of December 31, 2013 and 2012 were $8,513 and $14,877, respectively. Coal sales to MSC amounted to $11,904 for the year ended December 31, 2013. Amounts receivable relating to such sales as of December 31, 2013 was $1,429.

The Company purchases steel galvanizing services from Spartan, an unconsolidated subsidiary. For the years ended December 31, 2013, 2012 and 2011, purchases of such services amounted to $41,710, $46,718 and $59,483, respectively. Amounts payable related to such purchases as of December 31, 2013 and 2012 were $10,446 and $6,707, respectively.

The Company purchases steel processing services from Delaco Steel Processing, an unconsolidated subsidiary. For the years ended December 31, 2013, 2012 and 2011, purchases of such services amounted to $2,647, $2,177 and $1,531, respectively. Amounts payable related to such purchases as of December 31, 2013 and 2012 were $0 and $194, respectively.

The Company purchases certain services from CherMK & Shared Service C/T, related parties. For the years ended December 31, 2013, 2012 and 2011, purchases of such services amounted to $372, $448 and $540, respectively. Amounts payable related to such purchases as of December 31, 2013 and 2012 were $0 and $30, respectively.

The Company purchases scrap from Double Eagle, an unconsolidated subsidiary. For the years ended December 31, 2013, 2012, and 2011, purchases amounted to $1,837, $2,053 and $2,517, respectively. Amounts payable related to such purchases as of December 31, 2013 and 2012 were $457 and $265, respectively.

The Company purchases certain raw materials, services, and semi-finished steel from related parties located in North America. The Company also sells certain services, raw materials, and semi-finished steel to the same related parties. Purchases and sales for years ended December 31, 2013, 2012 and 2011 and amounts payable and receivable for such transactions as of December 31, 2013 and 2012 are as follows:

	Year ended December 31, 2013
	Purchases	Payable	Sales	Receivable
Severstal US Holdings, LLC	$—	346	—	6,797
Severstal Columbus, LLC	76,273	10,055	14,385	15,603

Total	$76,273	10,401	14,385	22,400

	Year ended December 31, 2012
	Purchases	Payable	Sales	Receivable
Severstal US Holdings, LLC	$—	1,641	—	10,385
Severstal Columbus, LLC	129,307	6,458	6,556	3,895

Total	$129,307	8,099	6,556	14,280

25	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

	Year ended December 31, 2011
	Purchases	Sales
Severstal Columbus	$116,911	20,580
Severstal Sparrows Point, LLC	17,385	—
Severstal Warren, Inc.	188	34,354
Severstal Wheeling, Inc.	5,768	—

Total	$140,252	54,934

In April 2008, the Company agreed to loan SCL up to $130,000 in exchange for a promissory note yielding 15% interest that matured on September 30, 2014. The subordinated debt agreement provides for payment-in-kind (PIK) interest until SCL’s primary loan agreements permit cash payment of interest. In February 2010, an amendment extended the expiration date to September 2018. In September 2012, the agreement was amended to change the interest rate to 8.0%. For the years ended December 31, 2013, 2012, and 2011, the Company recorded interest income of $7,092, $10,035 and $10,352 for this note. On December 31, 2013 and 2012, the outstanding loan amount, which consists of principal and PIK interest, was $94,000 and $86,908, respectively.

(10)    Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

The hierarchy that prioritizes the inputs to valuation techniques used to measure fair value is divided into three levels:

•	Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities

•	Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities; unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quoted prices in active markets that are observable either directly or indirectly

•	Level 3—Unobservable inputs for which there is little or no market data

The Company measures its financial assets and liabilities using one or more of the following three valuation techniques outlined in ASC Subtopic 820-10 Fair Value Measurements and Disclosures:

•	Market approach—Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

•	Cost approach—Amount that would be required to replace the service capacity of an asset (replacement cost)

•	Income approach—Techniques to convert future amounts to a single present amount based upon market expectations

The Company has no financial assets or liabilities for which fair value was measured using Level 3 inputs.

26	(Continued)

SEVERSTAL DEARBORN, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

(a) Items Measured at Fair Value on a Recurring Basis

The Company has variable rate debt and is subject to fluctuations in interest-related cash flows due to changes in market interest rates. The Company’s hedging policy allows derivative instruments designated as cash flow hedges, which fix a portion of future variable rate interest expense. The Company had executed two pay-fixed receive-variable interest rate swaps to hedge against changes in the LIBOR benchmark interest rate on a portion of the Company’s term debt. The fair value of the interest rate swap liabilities, using significant other observable inputs (Level 2), as of December 31, 2013 and 2012 was $0 and $(5,428), respectively. The fair value of the swap was determined using the income approach and is calculated based on LIBOR at the reporting date.

(b) Items Measured at Fair Value on a Nonrecurring Basis

In addition to items that are measured at fair value on a recurring basis, SDL has assets that may be measured at fair value on a nonrecurring basis. These assets include long-lived assets which may be written down to fair value as a result of impairment. For the year ended December 31, 2013, SDL recorded asset impairment charge of $42,983 for certain construction in progress expenditures associated with the potential replacement of its “B” blast furnace which suffered major damage in 2008. SDL has subsequently decided not to replace the blast furnace. The fair value of the asset was determined using an independent appraisal at orderly liquidation value (Level 2).

(c) Financial Instruments Not Carried at Fair Value

The carrying value of the Company’s long-term debt approximates fair value based on interest rates that are believed to be available to the Company for debt with similar provisions provided for in the existing debt agreements.

(11)    Subsequent Events

The Company has evaluated subsequent events from the consolidated balance sheet date through April 11, 2014, the date at which the consolidated financial statements were available to be issued, and determined there were no other items to disclose.

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